Exhibit 11

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Regulation A Offering Statement on Form 1-A POS of TerraCycle US Inc. and Subsidiaries of our report dated April 29, 2019, relating to the consolidated financial statements of TerraCycle US Inc. and Subsidiaries as of December 31, 2018 and 2017 and for the years then ended, appearing in the Preliminary Offering Circular, which is part of this Regulation A Offering Statement.

/s/ RSM US LLP

Blue Bell, Pennsylvania

January 9, 2020